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                                                                     EXHIBIT 2.3

                                    AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT is made the 27th day of February, 2004, and amends that certain Agreement and Plan of Merger dated July 17, 2003 by and among SUMMIT FINANCIAL SERVICES GROUP, INC., a Florida corporation (f/k/a SUMMIT FINANCIAL HOLDING GROUP, INC.) ("Holding Company"), SUMMIT BROKERAGE SERVICES, INC., a Florida corporation ("Company") and SUMMIT TRANSITORY SUB, INC., a Florida corporation ("Transitory Sub") ("Merger Agreement").

      Section 1.8 of the Merger Agreement is amended in its entirety as follows, as approved by the Board of Directors of the Holding Company and the Company pursuant to Section 7.3 of the Merger Agreement:

      "1.8 Effective Date. Subject to and upon satisfaction of all requirements of law and other conditions contained in this Agreement, the Merger shall become effective on the date stated in the Articles of Merger, and if no such date is stated therein, then on the date the Articles of Merger are filed with the Florida Department of State (the "Effective Date").

      Except as amended herein, all other provisions of the Merger Agreement remain unchanged.

      Dated:   February 27, 2004.

                              SUMMIT BROKERAGE SERVICES, INC.

                              By:
                                    -------------------------------
                                    Marshall T. Leeds, Chairman and
                                    Chief Executive Officer

                              SUMMIT FINANCIAL SERVICES GROUP, INC.

                              By:
                                    -------------------------------
                                    Marshall T. Leeds, Chairman and
                                    Chief Executive Officer